Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Nutrien Ltd. on Form S-8 of our reports dated June 23, 2017, relating to the financial statements and financial statement schedules appearing in the Annual Report on Form 11-K of PCS U.S. Employees’ Savings Plan for Collectively Bargained Employees for the year ended December 31, 2016 and the Annual Report on Form 11-K of PCS U.S. Employees’ Savings Plan for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Chicago, Illinois

January 2, 2018